Exhibit 10.3

February 1, 2013

Jeffrey Naylor

The TJX Companies, Inc.

770 Cochituate Road

Framingham, MA 01701

Re:	Letter Agreement

Dear Jeffrey:

By this letter agreement, you and The TJX Companies, Inc. (“TJX”) hereby confirm the terms and conditions of your employment with TJX and its subsidiaries (the “Company”) from and after February 5, 2013 (the “Effective Date”). Prior to the Effective Date, your employment agreement with TJX dated January 28, 2011 (the “Employment Agreement”) will continue to apply except as expressly modified herein. Although your employment with the Company will continue from and after the Effective Date to the extent provided in and subject to the terms of this letter agreement, as of the Effective Date the Employment Agreement shall terminate and be of no further force and effect (except for Section 8 of the Employment Agreement, which shall continue in full force and effect with the clarifications and modifications set forth below).

1.	From and after the Effective Date, you will continue in employment as an at-will employee of the Company. You hereby resign your position as an executive officer of TJX, effective as of the close of business on February 4, 2013. You agree to resign from such other offices and positions with or on behalf of the Company and/or its affiliates, and to execute such documents and take other such actions to effectuate the foregoing, in each case as may be requested by TJX. For the avoidance of doubt, nothing in this letter agreement should be construed as limiting the Company’s right to terminate your employment at any time, with or without notice or cause.

2.	You shall continue to diligently perform such duties and responsibilities as may be specified from time to time by TJX. You shall devote such time and working attention as required to fulfill such duties and responsibilities and your best efforts to the performance thereof. You and TJX currently anticipate that your employment will continue on a reduced-time basis involving a variable schedule but at a level sufficient to maintain eligibility for the Company’s health insurance programs.

3.

You will abide by all Company policies and procedures, as in effect from time to time. Subject to Section 8 of the Employment Agreement (as clarified and modified by paragraph 5 of this letter agreement), you may (i) make any passive investments where you are not obligated or required to, and do not in fact, devote any managerial efforts, (ii) subject to approval by TJX (which approval shall not be unreasonably withheld or withdrawn), participate in charitable or community activities or in trade or professional organizations, or (iii) subject to approval by TJX (which approval shall not be unreasonably withheld or withdrawn), hold directorships in public companies, except only that TJX shall have the right to limit such services as a director or such participation in charitable or community activities or in trade or professional organizations whenever TJX shall believe that such activities are incompatible with the performance of your duties under this letter agreement.

4.	During your employment under this letter agreement your compensation and benefits shall be as follows, effective as of the Effective Date:

(a)	Your annual base salary will be $500,000, paid in accordance with Company payroll practices and subject to review, not less frequently than annually, in accordance with Company policy.

(b)	You shall not be eligible to participate in, or be eligible for any payments under, TJX’s Management Incentive Plan (“MIP”) or TJX’s Long Range Performance Incentive Plan (“LRPIP”) for any performance period, except as provided in this paragraph 4(b): (i) you will receive any payment to which you are entitled under MIP for FYE 2013 and (ii) you will receive any payment to which you are entitled under LRPIP for cycles commencing prior to February 3, 2013, in each case based on actual performance results and subject to your continued employment through the end of the applicable cycle, and paid at the same time as other awards are paid for such year or cycle, but with the following adjustments: your LRPIP target award opportunities shall be adjusted to $466,667 for the FYE 2012-FYE 2014 cycle and to $233,333 for the FYE 2013-2015 cycle.

(c)	In connection with the execution of this letter agreement you have received an award of performance-based restricted stock under TJX’s Stock Incentive Plan (the “New Award”). The New Award shall be governed by its terms and the terms of the Stock Incentive Plan. Except for the New Award, you shall not be eligible for any awards under the Stock Incentive Plan. Your Stock Incentive Plan awards, including stock options and performance-based restricted stock, that were granted prior to the Effective Date and that remain outstanding as of the Effective Date shall remain outstanding and eligible to vest in accordance with and subject to the terms of the applicable award, except that (i) any unvested stock option tranches scheduled to vest after September 2013 shall be immediately and automatically forfeited as of the Effective Date; (ii) any unsatisfied service-based vesting condition under the performance-based restricted stock award granted to you in April 2010 and scheduled to vest on April 15, 2013 shall be deemed satisfied if, on or after the Effective Date, your employment with the Company and its affiliates terminates by reason of a termination described in clause (I), (II) or (III) of the first sentence of Section 5(a) of the Employment Agreement; and (iii) any references in any Stock Incentive Plan award to the Employment Agreement shall be deemed to refer to the corresponding provisions of this letter agreement, to the extent applicable.

(d)

You shall be eligible to participate in TJX’s Executive Savings Plan, including a Company match at the EVP level, in accordance with and subject to plan terms. You shall be eligible to participate in other deferred compensation, retirement/savings and welfare benefit programs of the Company to the extent provided by plan terms, except that you shall not be eligible for any automobile allowance. You understand that to participate in any applicable plan or program, you must remain employed on a basis that will satisfy any service-based eligibility conditions under such plan or program, in addition to satisfying any other applicable conditions. You acknowledge that you have received information concerning the currently applicable eligibility conditions under such plans or programs.

(e)	Except as expressly provided by the terms of any awards under the Stock Incentive Plan or as provided under clause (ii) of paragraph 4(c) above, you shall not be eligible for any severance or change of control benefits with respect to any termination of your employment or change of control. Following the termination of your employment you shall not be entitled to any amounts under MIP or LRPIP, except for any unpaid amounts to which you are entitled under MIP and LRPIP for years or cycles completed prior to termination as set forth under paragraph 4(b) above. Any vested benefits to which you are entitled under the Company’s deferred compensation and retirement/savings programs shall be provided in accordance with and subject to plan terms.

5.	You acknowledge that you have voluntarily requested the change in duties and responsibilities described in this agreement; that, except as expressly set forth in this letter agreement, you are not and will not be entitled to any payment or benefits in the event your employment terminates for any reason; and that you will have no claim against the Company for any compensation- or benefits-related loss arising out of any termination of your employment. You further agree, in consideration of TJX’s willingness to accommodate your requests in accordance with the provisions of this letter agreement, that you will continue to be bound by each of the terms, provisions and undertakings of Section 8 of the Employment Agreement (which terms, provisions and undertakings are hereby incorporated by reference), except that said Section 8 shall be applied with the following clarifications and modifications: (i) the Employment Period shall include the period during which you remain employed by the Company under this letter agreement; (ii) the term “irrebuttably” shall be removed from the second sentence of subsection (a) of said Section 8; (iii) the Committee Resolution for purposes of subsection (b) of said Section 8 shall mean the designation of competitive businesses most recently adopted by the Executive Compensation Committee (the “Committee”) of TJX’s Board of Directors at or prior to the date of execution of this letter agreement for purposes of the restrictive covenants applicable to you, whether or not such designation also applies to other employees of the Company generally; (iv) for purposes of subsection (d) of said Section 8, (A) references to Section 5 of the Employment Agreement shall be replaced by references to paragraph 4(e) of this letter agreement, and (B) clause (iii) of such subsection (d) shall be replaced in its entirety by the following: “if any other stock-based award vested in connection with or following termination of your employment, or at any time subsequent to such breach, the value of such stock-based award at time of vesting plus any additional gain realized on a subsequent sale or disposition of the award or the underlying stock; and”; (v) paragraph 10 below shall not limit TJX’s right to injunctive relief as set forth in subsection (f) of said Section 8; and (vi) references to the Agreement in said Section 8 of shall be deemed to include this letter agreement (including Section 8 of the Employment Agreement as clarified and modified herein).

6.	You hereby acknowledge and agree that, in addition to the terms of this letter agreement, you are further subject to any applicable Company policy now in effect or adopted hereafter regarding recovery of compensation adopted pursuant to Section 10D of the Securities Exchange Act of 1934, as amended.

7.	Your entitlement to Contingent Benefits is expressly conditioned on your execution and delivery to TJX of an effective release of claims (in the form of release approved by the Committee on February 1, 2013) as to which all applicable rights of revocation, as determined by TJX, shall have expired prior to the sixtieth (60th) calendar day following the date of the termination of your employment with the Company (any such timely and irrevocable release, the “Release of Claims”). Any Contingent Benefits under paragraph 4(e) that otherwise would have been payable prior to such sixtieth (60th) calendar day (determined, for the avoidance of doubt, after taking into account any other required delays in payment), shall, if the Release of Claims is delivered, instead be paid on such sixtieth (60th) day, notwithstanding any provision of this letter agreement regarding the time of such payments. “Contingent Benefits” means any amounts payable to you under paragraph 4(e) and any benefits under the Stock Incentive Plan (including, without limitation, the New Award) (but subject to such exceptions as TJX may determine in its discretion for accrued and vested amounts).

8.	The rights and obligations of the Company under this letter agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Your rights and obligations under this letter agreement are not assignable except only that stock issuable, awards and payments payable to you after your death shall be made to your estate except as otherwise provided by the applicable plan or award documentation, if any.

9.	All payments required to be made to you by the Company under this letter agreement shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. You acknowledge that you have reviewed the provisions of this agreement with your advisors and agree that the Company shall not be liable to make you whole for any taxes that may become due or payable by reason of this agreement or any payment, benefit or entitlement hereunder.

10.

In the event that there is any claim or dispute arising out of or relating to this letter agreement, or the breach thereof, or otherwise arising out of or relating to your employment, compensation or benefits with the Company or the termination thereof, including any claim for discrimination under any local, state, or federal employment discrimination law (including, but not limited to, M.G.L. c.151B), and the parties hereto shall not have resolved such claim or dispute within sixty (60) days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall (subject to clause (iv) of the last sentence of paragraph 5 above) be settled exclusively by binding arbitration in Boston, Massachusetts in accordance with the JAMS Employment Arbitration Rules & Procedures applicable at the time of commencement of the arbitration by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules.

11.	If at any time you and TJX decide that you will return to employment on a full-time basis, the terms of your employment will be as mutually agreed at that time.

12.	This letter constitutes the entire agreement between the parties and supersedes any prior communications, agreements, and understandings, written or oral, with respect to the subject matter hereof (including without limitation, as of the Effective Date, the Employment Agreement, except for Section 8 thereof which shall continue in full force and effect with the clarifications and modifications set forth above). This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflict of laws principles thereof. In signing this letter agreement, you give TJX assurance that you have read and understood all of its terms, that you have had a full and reasonable opportunity to consider its terms and to consult with any person of your choosing before signing; that you have not relied on any agreement or representations, express or implied, that are not set forth expressly in this letter agreement; and that you have signed this letter agreement knowingly and voluntarily. This letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank.]

If the foregoing is agreeable to you, please so indicate by signing the enclosed copy, whereupon this letter agreement shall be a binding contract between you and TJX, effective as of the Effective Date.

THE TJX COMPANIES, INC.

By:	/s/ Ernie Herrman
Ernie Herrman, President

Agreed and accepted:

/s/ Jeffrey Naylor
Jeffrey Naylor

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